Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 2nd Quarter Earnings

Tappahannock, VA, July 20, 2005/PR Newswire/ BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its wholly-owned subsidiary Bank of Essex, announced the results of operations for the second quarter of 2005. Net income for the second quarter of 2005 was $738,000, a 6.0% increase from 2004 second quarter income of $696,000. Fully diluted earnings per common share were $0.61 in the second quarter of 2005 compared to $0.58 in the second quarter of 2004. Tangible book value increased $1.94 and was $20.70 per common share on June 30, 2005 compared to $18.76 on June 30, 2004.

This increase in quarterly earnings was primarily attributable to a $160,000 increase in net interest income. Net interest income increased 6.8%, from $2,338,000 in the second quarter of 2004 to $2,498,000 in the second quarter of 2005. This increase was the result of four increases to the federal funds rate set by the Federal Reserve, which in turn impacts the pricing banks establish on prime based loans. The bank’s prime rate, often referred to as Wall Street Journal Prime Rate, has increased from 5.25% on January 1, 2005 to a rate on June 30, 2005 of 6.25%. Many of the bank’s loans have rates of interest tied to the prime rate of interest.

For the six month period ended June 30, 2005, BOE Financial Services of Virginia reported a 10.8%, or $142,000, increase in net income over the same period in 2004. Net income for the six months ended June 30, 2005 was $1,459,000 compared to six month earnings of $1,317,000 in 2004. This increase was primarily the result of a $293,000, or 6.3%, increase in net interest income. Net interest income was $4,926,000 for the first six months of 2005 compared to $4,633,000 for the same period in 2004.

George M. Longest, Jr., President and CEO stated: “We are pleased that 2005 continues to go well for our institution and our shareholders. We improved our net interest income position by $160,000 in the second quarter of 2005 over the same period in 2004. At the same time we show only a 2.7% increase in noninterest expenses for the first six months of the year compared to 2004.”

BOE Financial Services of Virginia, Inc. operates six full service Bank of Essex offices in Essex, King William, Hanover and Henrico counties. The Company has $253 million in total assets and offers a broad range of financial services to consumers and businesses. Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

(Unaudited)

Balance Sheet

	6/30/2005	6/30/2004	Percent Change

ASSETS
Cash and due from banks	$6,464	$10,106	-36.0%
Securities Held-to-Maturity	3,000	—
Securities Available-for-Sale	55,849	53,047	5.3%
Equity Securities, Restricted	1,068	937	14.0%
Loans held for sale	469	160	193.1%
Loans, net	171,615	161,710	6.1%
Premises and fixed assets, net	6,373	6,976	-8.6%
Intangible assets, net	713	839	-15.0%
Other assets	7,603	3,831	98.5%

Total assets	$253,154	$237,606	6.5%

LIABILITIES
Deposits
Non-interest bearing	$29,779	$25,117	18.6%
Interest bearing	183,131	178,313	2.7%

	212,910	203,430	4.7%
Federal funds purchased	4,437	5,692	-22.0%
Federal Home Loan Bank advances	5,000	—
Accrued interest payable	374	309	21.0%
Other liabilities	889	948	-6.2%
Trust preferred capital notes	4,124	4,124	0.0%

Total liabilities	$227,734	$214,503	6.2%

EQUITY CAPITAL
Common stock	$5,967	$5,933	0.6%
Surplus	5,149	5,058	1.8%
Retained earnings	13,919	11,649	19.5%
Accumulated other comprehensive income, net	385	463	-16.8%

Total equity capital	$25,420	$23,103	10.0%

Total liabilities and equity capital	$253,154	$237,606	6.5%

(Unaudited)	For the Quarter ended 6/30/2005	For the Quarter ended 6/30/2004	Percent Change

Income Statement
Interest income	$3,526	$3,228	9.2%
Interest expense	1,028	890	15.5%

Net interest income	$2,498	$2,338	6.8%
Provision for loan losses	75	75	0.0%

Net interest income after provision for loan losses	$2,423	$2,263	7.1%

Noninterest income	$377	$382	-1.3%
Securities gains	3	40	-92.5%
Noninterest expense	1,838	1,755	4.7%
Income taxes	227	234	-3.0%

Net income	$738	$696	6.0%

Earnings per share, fully diluted	$0.61	$0.58	5.2%

(Unaudited)	Six months Ended 6/30/2005	Six months Ended 6/30/2004	Percent Change

Income Statement
Interest income	$6,876	$6,410	7.3%
Interest expense	1,950	1,777	9.7%

Net interest income	$4,926	$4,633	6.3%
Provision for loan losses	150	150	0.0%

Net interest income after provision for loan losses	$4,776	$4,483	6.5%

Noninterest income	$733	$738	-0.7%
Securities gains	8	50	-84.0%
Noninterest expense	3,615	3,521	2.7%
Income taxes	443	433	2.3%

Net income	$1,459	$1,317	10.8%

Earnings per share, fully diluted	$1.21	$1.11	9.0%
Tangible book value per share	$20.70	$18.76	10.3%